EXHIBIT 99.9

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of January 11, 2012, between OPNET Technologies, Inc., a Delaware corporation (“OPNET”), and Riverbed Technology, Inc. (“RIVERBED”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving OPNET and RIVERBED (referred to collectively as the “Parties” and individually as a “Party”), each Party has either requested or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient.”) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 14 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in Section 12 below), except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between the Parties; or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 14 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will (at its own expense) take all actions reasonably necessary to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

2. Contact Persons. Any request by RIVERBED or any of its Representatives to review any of OPNET’s Confidential Information must be directed to OPNET’s representatives from Lazard, Marc A. Cohen, Alain J. Cohen, Mel Wesley, or Dennis McCoy, or as otherwise authorized by the OPNET. Neither RIVERBED nor any of its Representatives will contact or otherwise communicate with any other Representative of OPNET in connection with a possible negotiated transaction without the prior written authorization of OPNET.

3. No Representations by Provider. The Provider will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s

Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) subject to Section 4(b) below, the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible negotiated transaction between the Parties, and (B) has been provided with a copy of this Agreement and has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and

(iii) subject to Section 4(c) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation or by valid legal process.

(b) If prior to disclosing certain specific Confidential Information, the Provider delivers to the Recipient a written notice stating that the certain Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will promptly provide the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will reasonably cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information of the Provider, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5. Return of Confidential Information. Upon the Provider’s request, the Recipient and its Representatives will promptly deliver to the Provider, or at the Recipient’s election, destroy any of Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of its Representatives; provided, however, that, in the event Recipient and its Representatives elect to destroy such Confidential Information, the Recipient shall deliver to Provider a certificate confirming such destruction. Notwithstanding the foregoing, the Recipient and its Representatives may retain copies of the Confidential Information to the extent that such retention is required to demonstrate compliance with applicable law or governmental rule or regulation, to the extent included in any board or executive documents relating to the proposed business relationship, and in its archives for backup purposes subject to the confidentiality provisions of this Agreement. Notwithstanding the delivery to the Provider (or the destruction or retention by the Recipient or its Representatives) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other respective obligations under this Agreement and shall not access such information for any purpose other than to destroy or delete it or as may be required by applicable law or governmental rule or regulation.

6. Authority to Disclose Confidential Information; Warranty Disclaimer. Each Party represents that it has the legal right to possess and disclose any Confidential Information disclosed hereunder. The Parties make no express or implied representation or warranty as to the accuracy or completeness of any of the information furnished to each other or their respective Representatives pursuant hereto. Neither Party nor any of their Representatives shall have any liability to the other Party or its Representatives relating to or arising from reliance upon the accuracy of any information or any errors or omissions therein. For purposes of this Section 6, “information” is deemed to include all information furnished by a Party or its Representatives to the other Party or its Representatives, regardless of whether such information constitutes “Confidential Information” as defined in Section 12. Further, nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing, acquiring, and marketing products, services, and other materials, which are similar to or competitive in any geographic area and in any form with the other party’s product(s) or service(s) so long as such party is not in breach of its confidentiality obligations and restrictions of use of Confidential Information as set forth in this Agreement.

7. No Prohibition on Independent Development; Use of Residuals. The terms of this Agreement shall not be construed to limit either Party’s right to independently develop or acquire products without use of the other Party’s Confidential Information. Further, the recipient Party shall be free to use for any purpose the residuals resulting from access to or work with the Confidential Information of the disclosing Party, provided that the recipient Party shall not disclose the Confidential Information except as expressly permitted under the terms of this Agreement. The term “residuals” means information in intangible form, which is retained in the unaided memory of persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. The recipient Party shall not have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals, however, this Section shall not be deemed to grant to the recipient Party a license under the disclosing Party’s copyrights or patents.

8. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving such Party and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

9. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10. Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

12. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has at any time been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or

on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to or use of Confidential Information.

13. Trading in Securities. The Recipient acknowledges and agrees that it is aware (and that the Recipient’s Representatives are aware or will be advised by the Recipient) that Confidential Information being furnished by the Provider contains material, non-public information regarding the Provider and that the United States securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities of the Provider on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.

14. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary of such Party or (ii) an officer, director, employee, partner, attorney, advisor, accountant, or agent of such Party or of any of such Party’s subsidiaries (excluding if Recipient is a private equity fund or similar fund, any portfolio company). A Party’s Representatives will not include any potential financing sources, unless OPNET consents in writing to a specific financing source becoming a Representative and the specific financing source enters into a separate confidentiality agreement with OPNET.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information of the Provider.

(f) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(h) This Agreement shall continue in full force and effect for a period of three years from the effective date of this Agreement. This Agreement may be terminated by either party at any time upon ten (10) days written notice to the other party. The termination of this Agreement shall not relieve the Recipient of the obligations imposed by Sections 1, 4 5, 9 through 14 inclusive of this Agreement which shall survive any such termination and continue for a period of three (3) years from the date of execution of this Agreement.. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they fall into the public domain.

(i) The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Provider or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(j) The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only.

(k) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

The parties have caused this Agreement to be executed as of January 11, 2012.

OPNET TECHNOLOGIES, INC.		RIVERBED TECHNOLOGY, INC.

By:	/s/ Dennis R. McCoy	By:	/s/ Ryan Damon

Title:	Chief Legal Officer	Title:	Ryan Damon
Vice President
Address:	7255 Woodmont Avenue Bethesda, MD 20814		Associate General Counsel
		Address:	199 Fremont St.
San Francisco, CA 94105

ADDENDUM TO CONFIDENTIALITY AGREEMENT

This Addendum (“Addendum”) to the Confidentiality Agreement, dated as of November 13, 2012 (“Addendum Effective Date”), is made part of and incorporated by reference into the Confidentiality Agreement, dated as of January 11, 2012 (the “NDA”), between OPNET Technologies, Inc. (“OPNET”) and Riverbed Technology, Inc. (“Riverbed”). All capitalized terms used in this Addendum that are not defined herein shall have the meaning given to them in the NDA.

1. As of the Addendum Effective Date, neither Riverbed nor any of Riverbed’s Representatives shall disclose to any Person, including any Representative of Riverbed, any Confidential Information disclosed by OPNET, other than to the designated Representatives of Riverbed set forth from time to time on Exhibit A hereto (collectively, the “Riverbed Integration Team”); provided, members of the Riverbed Integration Team may share an aggregated summary of relevant information (“Summary Information”) with Representatives of Riverbed who are not members of the Riverbed Integration Team, only after such Summary Information is reviewed and agreed to by OPNET’s outside antitrust counsel on behalf of OPNET. Notwithstanding anything to the contrary contained herein, at any time, or from time to time, Riverbed may designate additional Representatives of Riverbed as members of the Riverbed Integration Team by delivery of a revised Exhibit A to OPNET.

2. As of the Addendum Effective Date, neither OPNET nor any of OPNET’s Representatives shall disclose to any Person, including any Representative of OPNET, any Confidential Information disclosed by Riverbed, other than to the designated Representatives of OPNET set forth from time to time on Exhibit B hereto (the “OPNET Integration Team”); provided, members of the OPNET Integration Team may share Summary Information with Representatives of OPNET who are not members of the OPNET Integration Team, only after such Summary Information is reviewed and agreed to by Riverbed’s outside antitrust counsel on behalf of Riverbed. Notwithstanding anything to the contrary contained herein, at any time, or from time to time, OPNET may designate additional Representatives of OPNET as members of the OPNET Integration Team by delivery of a revised Exhibit B to Riverbed.

3. Each of OPNET and Riverbed hereby agree that any Confidential Information furnished to it will be used on and after the Addendum Effective Date only for the sole and limited purpose of integration planning and for no other purpose, other than in compliance with Section 2 or Section 3, as applicable, of this Addendum.

4. This Addendum to the NDA shall be binding upon all signatories until the earlier to occur of: (a) the period of and as specified in the NDA; or (b) the effective time of the merger of Acquisition Sub with and into OPNET pursuant to the Merger Agreement.

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The parties have caused this Addendum to Confidentially Agreement to be executed as of the date first written above.

RIVERBED TECHNOLOGY, INC.

By:	/s/ Jerry M. Kennelly
Name:	Jerry M. Kennelly
Title:	Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

OPNET TECHNOLOGIES, INC.

By:	/s/ Marc A. Cohen
Name:	Marc A. Cohen
Title:	Chairman and Chief Executive Officer